UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

( ) Form 10-K  ( ) Form 20-F ( ) Form 11-K (X) Form 10-QSB ( ) Form N-SAR

For Period Ended:
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( )  Transition Report on Form 10-K
( )  Transition Report on Form 20-F
( )  Transition Report on Form 11-K
(X)  Transition Report on Form 10-Q
( )  Transition Report on Form N-SAR
For Period Ended:
                                 June 30, 1997
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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:
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Part I - Registrant Information

                    American Consolidated Growth Corporation
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                            (Full name of Registrant

                              5031 S. Ulster #205
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                    (Address of Principal Executive Office)

                                Denver, CO 80237
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                               (City, State, Zip)

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Part II - Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed.

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 x   (b)  The subject annual report,  semi-annual  report,  transition report on
--- Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement required by Rule 12b-25(C) has been attached if applicable

Part III - Narrative

The  Registrant  just  received  previously   requested   information  from  its
wholly-owned subsidiary which is a foreign corporation. Additional time is needed to consolidate this information for the Form 10-Q.



                    More time needed to collect information

Part IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification

      Cory Coppage                    (303)                    220-8686
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          Name                       Area Code            Telephone Number

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If the answer is no, identify report(s).

                    (X)  Yes    ( )  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                    ( )  Yes    (X)  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                    American Consolidated Growth Corporation
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the has caused this  notification  to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   August 14, 1997               By:     /S/ Cory J. Coppage
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                                              Cory J. Coppage/Chief Operating
                                              Officer and Secretary


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                   ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 80 U.S.c. 1001).

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